AMT CAPITAL FUND, INC.

FORM N-SAR

Item 77C.- Matters Submitted to a Vote of Security Holdings
On December 12, 1995 in a written action by the sole shareholder of the U.S. Selected Growth Portfolio (the "USG Portfolio") of
AMT Capital Fund, Inc. (the "Fund"), the sole shareholder
approved the following items:
	a) a 12b-1 Plan, which only applies to the Class B Shares of the USG
    Portfolio,
	b) the Advisory Agreement between the Fund and AMT Capital Advisers, Inc.
    for 	the USG Portfolio,
	c) the Sub-Advisory Agreement between AMT Capital Advisers, Inc. and
   	Delphi Asset Management for the USG Portfolio,
	d) the investment objective, certain policies and restrictions set forth in the Registration Statement for the USG Portfolio,
	e) the appointment of Ernst & Young LLP as auditors for the USG Portfolio.

Item 77I-  Terms of New or Amended Securities
The Fund filed Post-Effective Amendment No. 7 to its
Registration Statement on October 20, 1995 and it became effective with the Securities and Exchange Commission on January 3, 1996. Pursuant to the Amendment the Board of
Directors reclassified and designated: (a) 125,000,000 authorized but unissued shares of the U.S. Market Index Portfolio common stock, par value $.001 per share, as U.S. Selected Growth Portfolio Class A common stock, par value $.001 per share (the "Class A shares"), and
(b) 125,000,000 authorized but unissued shares of the U.S. Market Index Portfolio common stock, par value $.001 per share, as U.S. Selected Growth Portfolio Class B common stock (the "Class B shares"), par value $.001 per share. The U.S. Market Index never commenced operations. The new portfolio, the USG Portfolio has the following investment objective:

The investment objective of the USG Portfolio is to seek long-term capital appreciation. The USG Portfolio seeks to achieve its objective by investing primarily in equity securities of small- and medium-sized U.S. companies which the sub-adviser believes have the potential for above-average capital appreciation.